EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                    Domain Energy Finance Corporation

                    Domain Energy Guarantor Corporation

                    Domain Energy International Corporation

                    Domain Argentina S.A.

                    Domain Energy Production Company

                    Domain Energy Ventures Corporation

                    Gulfstar Energy, Inc.

                    Gulfstar Seismic, Inc.

                    Gulfstar 3-D Seismic Partnership I

                    Matrix Energy-T Limited Partnership

                    Michigan Gas Fund I

                    Mid-Gulf Drilling Corp.

                    New York Gas Fund I

                    Oceana Exploration Company, L.C.

                    Texas Gas Fund I

                    Texas Gas Fund II